                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of July 1, 2003, by and between IRWIN L. ROSENSTEIN (the "Employee") and URS CORPORATION, a Nevada corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, the Employee entered into an Employment Agreement with URS Corporation Consultants, Inc., a Delaware corporation and an affiliate of the Company effective as of October 12, 2000 (the "Prior Agreement"); and

         WHEREAS, the Company wishes to continue employing the Employee and the Employee is willing to continue such employment upon the terms and conditions of this Agreement;

         NOW THEREFORE, the parties agree as follows:

         1.       TERM OF EMPLOYMENT.

                  (a) BASIC RULE. The Company agrees to continue the Employee's employment, and the Employee agrees to remain in employment with the Company, from the date hereof to and until October 31, 2005, on which date the Employee shall retire (the "Retirement"), unless the Employee's employment terminates earlier pursuant to Section 1(b), (c), (d), (e) or (f).

                  (b) TERMINATION BY COMPANY WITHOUT CAUSE. The Company may terminate the Employee's employment at any time without Cause (as defined below) and for any reason or no reason whatsoever by giving the Employee thirty (30) days' advance notice in writing.

                  (c) TERMINATION BY COMPANY FOR CAUSE. The Company may terminate the Employee's employment at any time for Cause by giving the Employee thirty (30) days' advance notice in writing. For all purposes under this Agreement, "Cause" shall mean:

                           (i)      A willful failure or omission of the
Employee to substantially perform his duties hereunder, other than as a result of the death or Disability (as defined below) of the Employee;

                           (ii)     A willful act by the Employee that
constitutes gross misconduct or fraud and that is materially injurious to the Company; or

                           (iii)    The Employee's conviction of, or plea of
"guilty" or "no contest" to, a felony that is materially injurious to the Company.

                                       1.

                  No act, omission or failure to act by the Employee shall be considered "willful" unless committed without good faith and without reasonable belief that the act, omission or failure to act was in the Company's best interests.

                  (d) RESIGNATION BY EMPLOYEE. The Employee may terminate his employment by giving the Company thirty (30) days' advance notice in writing.

                  (e) DEATH OF EMPLOYEE. The Employee's employment shall terminate automatically in the event of his death.

                  (f) DISABILITY. The Company may terminate the Employee's employment due to Disability by giving the Employee thirty (30) days' advance notice in writing. For all purposes under this Agreement, "Disability" shall mean that the Employee, at the time notice is given, has performed none of his duties under this Agreement for a period of not less than one hundred eighty
(180) consecutive days as the result of his incapacity due to physical or mental illness. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his active employment under this Section 1(f) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

                  (g) RIGHTS UPON TERMINATION. Upon the termination of the Employee's employment pursuant to this Section 1, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 3, 4 and 5. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.

                  (h) EMPLOYMENT BY AFFILIATE. The employment of the Employee shall not be considered to have terminated for purposes of this Agreement if the Employee is employed by any parent, subsidiary or affiliated corporation or related entity of the Company.

                  (i) TERMINATION OF AGREEMENT. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied.

         2.       DUTIES AND SCOPE OF EMPLOYMENT.

                  (a) POSITION. Effective July 1, 2003, the Employee shall be employed as Chairman, URS Division. The Employee shall report to the Chief Executive Officer (the "Chief Executive Officer") of URS Corporation, a Delaware corporation ("URS Delaware"). The Employee shall assist the President, URS Division, in the transition of leadership in the URS Division, which shall include assistance in ensuring that key executives of the Company support the activities and leadership of URS Division. The Employee shall meet with existing clients of the Company in order to transition effectively the relationship of new management with the clients. The Employee shall also advise the Chief Executive Officer and the Board of Directors of URS Delaware on the progress of the transition and engage in special projects as mutually agreed between the Employee and the Chief Executive Officer. It is anticipated that the

                                       2.

Employee's duties will require him to travel only to the extent reasonably necessary to fulfill the duties specified above. The location of the Employee's principal office shall be in New York City unless and until changed by mutual agreement between the Company and the Employee. If the Employee's principal office is changed, the Company shall reimburse reasonable relocation expenses of the Employee in accordance with generally applicable policies of the Company.

                  (b) OBLIGATIONS. During the term of his Employment under this Agreement, the Employee shall devote his full business efforts and time to the Company, URS Delaware and their parent, subsidiary and affiliated corporations and related entities (collectively, "URS") and shall not render services to any other person or entity without the prior written consent of the Chief Executive Officer. The foregoing, however, shall not preclude the Employee from (i) engaging in appropriate civic, charitable or religious activities, (ii) devoting a reasonable amount of time to private investments that do not interfere or conflict with his responsibilities to the Company or (iii) serving on the boards of directors of other companies provided that such service does not interfere or conflict with his responsibilities to the Company.

                  (c) RESIGNATION FROM OTHER POSITIONS. Immediately upon request by the Company, before or after the termination of the employment of the Employee, he shall resign from any position he holds as director, officer, trustee, nominee, agent for service of process, attorney-in-fact or similar position with respect to any URS entity, and shall execute, verify, acknowledge, swear to and deliver any documents and instruments reasonably requested by the Company or required to reflect such resignation.

         3.       BASE COMPENSATION AND ADDITIONAL CASH PAYMENTS.

                  (a) BASE COMPENSATION. From the date of this Agreement until the Employee's Retirement or until the Employee's earlier termination of employment pursuant to Section 1(c), (d), (e) or (f), the Company agrees to pay the Employee as compensation for his services a base salary at an annual rate of Five Hundred Thousand Dollars ($500,000). Such base salary shall be payable in accordance with the Company's standard payroll procedures. (The annual salary specified in this Section 3(a) is referred to in this Agreement as "Base Compensation.")

                  (b) SUPPLEMENTAL PAYMENTS. Effective November 1, 2003, the Employee shall become entitled to receive the total sum of One Million Six Hundred Fifty Thousand Dollars ($1,650,000), which sum shall be payable in fifty-two (52) equal bi-weekly installments of Thirty-One Thousand Seven Hundred Thirty Dollars and Seventy-Seven Cents ($31,730.77) each concurrrently and in a manner consistent with the Company's standard payroll practices for executives. (The bi-weekly installment payments specified in this Section 3(b) are referred to in this Agreement as the "Supplemental Payments.")

                  (c) CONTINUATION OF BASE COMPENSATION AND SUPPLEMENTAL PAYMENTS IN THE EVENT OF CERTAIN SPECIFIED TYPES OF TERMINATION.

                           (i)      BASE COMPENSATION. Notwithstanding the
foregoing or anything in this Agreement to the contrary, in the event that the Employee's employment with the

                                       3.

Company terminates prior to his Retirement by reason of a termination by the Company without Cause pursuant to Section 1(b), then payment of Base Compensation shall continue until the time and in the manner as set forth above under Section 3(a).

                           (ii)     SUPPLEMENTAL PAYMENTS.

                                    (1)      In the event the Employee's
employment with the Company terminates at any time after the date of this Agreement but prior to his Retirement by reason of the death of the Employee pursuant to Section 1(e), and prior to the completion of the Supplemental Payments, then the remaining balance of the Supplemental Payments due pursuant to Section 3(b) above shall be paid in a lump sum either (i) to the Employee's beneficiaries designated under the Company's group term life insurance as soon as is administratively practicable and in any event within ninety (90) days of the Employee's death, or (ii) if there is no such designation of beneficiaries, then to the executor of the Employee's estate as soon as is administratively practical and in any event within ninety (90) days of the Employee's death or, if later, within thirty (30) days following the Company's receipt of notice of the appointment of such executor.

                                    (2)      In the event the Employee's
employment with the Company terminates at any time after the date of this Agreement but prior to his Retirement by reason of the Disability of the Employee pursuant to Section 1(f), and prior to the completion of the Supplemental Payments, then the remaining balance of the Supplemental Payments due pursuant to Section 3(b) above shall be paid in a lump sum to the Employee as soon as is administratively practicable and in any event within forty-five
(45) days of the Employee's termination.

                                    (3)      In the event the Employee's
employment with the Company terminates at any time after the date of this Agreement but prior to his Retirement due to a termination by the Company without Cause pursuant to Section 1(b), and prior to the completion of the Supplemental Payments, then payment of the Supplemental Payments shall continue until the time and in the manner as set forth above under Section 3(b).

         4. EMPLOYEE BENEFITS, STOCK OPTIONS, AND INCENTIVE COMPENSATION, AND OTHER COMPENSATION PLANS AND PROGRAMS; ADDITIONAL BENEFITS.

                  (a) PARTICIPATION IN THE URS ANNUAL BONUS PROGRAM. The Employee shall continue to participate in the URS annual bonus plan with a target bonus percentage of sixty five percent (65%) with respect to the URS fiscal year ending October 31, 2003. The Employee shall not participate in the URS annual bonus program with respect to any fiscal year ending after October 31, 2003. From and after the date of this Agreement, the Employee shall not be entitled to participate in any other stock option, equity-based or other incentive compensation plan or program.

                  (b) OTHER PLANS. During the term of his employment under this Agreement, the Employee shall be eligible to participate in the other employee welfare benefit plans and programs maintained with respect to executives of the Company, subject in each case to (i) the

                                       4.

terms and conditions of the applicable plan or program, and to the determinations of the Board of Directors of the URS Delaware or any committee thereof (the "Board") or any other person administering such plan or program, that are generally applicable to executives of the Company and (ii) amendment, modification or termination of any such plan or program in the sole and absolute discretion of URS.

                  (c) LIFE INSURANCE BENEFITS. In addition to the foregoing, the Company shall reimburse the Employee for the cost of Company-provided life insurance currently being provided to the Employee and for the cost of life insurance under a policy previously purchased by the Employee, the aggregate coverage under both such policies being equal to approximately one million dollars ($1,000,000); provided, however, that the Company's reimbursement obligation shall end if such coverage is not available at commercially reasonable rates. The Company shall provide such reimbursements to the Employee until the Employee's employment under this Agreement is terminated for any reason and during such time also shall pay to the Employee an additional amount (the "Life Insurance Gross-Up Payment") such that after payment by the Employee of all income and employment taxes in respect of all such reimbursements paid by the Company and in respect of the Life Insurance Gross-Up Payment, the Employee retains an amount of the Life Insurance Gross-Up Payment equal to the income and employment taxes paid by the Employee in respect of the reimbursements paid by the Company.

                  (d) ADDITIONAL BENEFITS. As additional benefits under this Agreement, the Employee shall receive the following upon Retirement or earlier termination of employment with the Company due to Disability pursuant to
Section 1(f) or termination by the Company without Cause pursuant to Section
1(b):

                           (i)      The Employee shall receive credit for one
year of additional vesting for all grants of restricted stock and stock options under applicable plans of the Company;

                           (ii)     The period during which the Employee may
exercise stock options granted under relevant stock option plans of the Company shall be extended to the earlier of (i) three years from the date of Retirement or such termination or (ii) the expiration date of the option; and

                           (iii)    For the period of one (1) year following
such termination, the Company shall (i) reimburse the Employee for dental and health insurance premiums required to be paid by the Employee for such one (1) year period to obtain COBRA continuation coverage within the meaning of Section 4980B(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), provided the Employee elects such continuation coverage, and (ii) cause group long-term disability insurance coverage, if any, and the life insurance coverage provided pursuant to Section 4(c) above to be continued for such one (1) year period (or, if such coverage cannot be continued or can only be continued at a cost to the Company greater than the Company would have incurred absent such termination, then, at the Company's election, the Company either may provide such long-term disability and/or such group life insurance as may be available at no greater cost than one hundred fifty percent (150%) of what the Company would

                                       5.

have incurred absent such termination or pay to the Employee one hundred fifty percent (150%) of the amount of premiums the Company would have incurred to continue such coverage absent such termination).

         5.       BUSINESS EXPENSES.

                  In accordance with the Company's generally applicable policies, (i) during the term of his employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder, and (ii) the Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation.

         6.       CERTAIN ADDITIONAL PAYMENTS.

                  If any payments, distributions or other benefits by or from the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payment required under this Section) (collectively, the "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive from the Company an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including, without limitation, any income and employment taxes and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. All calculations required by this Section shall be performed by the independent auditors retained by URS Delaware for such purposes (the "Auditors"), based on information supplied by the Company and the Employee, and shall be final and binding on the Company and the Employee. All fees and expenses of the Auditors shall be paid by the Company.

         7.       NONDISCLOSURE.

                  During the term of this Agreement and thereafter, the Employee shall not, without the prior written consent of Chief Executive Officer or the Board, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of URS) confidential information or proprietary data of URS, except as required by applicable law or legal process, in which case promptly and before disclosure the Employee shall give notice to the Company of any such requirement or process; provided, however, that confidential information shall not include any information available from another source on a nonconfidential basis, known generally to the public, or ascertainable from public or published information (other than as a result of unauthorized disclosure by the Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business as, or a business similar to, that conducted by URS. The Employee agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents or electronic information (and copies thereof)

                                       6.

relating to the business of URS, which he may then possess or have under his control. Nothing in this Section 7 or elsewhere in this Agreement shall be deemed to waive, or to permit or authorize the Employee to take any action which waives or could have the consequence of waiving, the attorney-client privilege, the work product doctrine or any other privilege or doctrine with respect to any information in the possession of the Employee or any communication between the Employee and URS or any of its directors, officers, employees, agents or other representatives.

         8.       RELEASE.

                  CONCURRENTLY WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE EMPLOYEE IS PROVIDING TO THE COMPANY THE RELEASE ATTACHED HERETO AS EXHIBIT A, WHICH HEREBY IS INCORPORATED INTO THIS AGREEMENT BY THIS REFERENCE (THE "RELEASE").

                  The law requires that Employee be advised, and the Company hereby advises the Employee in writing, to consult with an attorney and discuss the Release before executing this Agreement. The Employee acknowledges that the Company has provided to the Employee at least twenty-one (21) calendar days within which to review and consider the Release before signing this Agreement.

                  Should the Employee decide not to use the full twenty-one (21) days, then the Employee knowingly and voluntarily waives any claims that the Employee was not in fact given that period of time or did not use the entire twenty-one (21) days to consult an attorney and/or consider the Release. The Employee acknowledges that he may revoke the Release for up to seven (7) calendar days following the Employee's execution of this Agreement and that it shall not become effective or enforceable until such revocation period has expired. The Employee further acknowledges and agrees that such revocation must be in writing and delivered to the Company in accordance with Section 9(b) of this Agreement and must be received by the Company as so addressed not later than midnight on the seventh (7th) day following the Employee's execution of this Agreement. If the Employee so revokes the Release, then the Release and this Agreement shall not be effective or enforceable and Employee will not receive the monies and benefits described above. If Employee does not revoke the Release in the time frame specified above, the Release shall become effective at 12:00:01 A.M. on the eighth (8th) day after it is signed by Employee.

         9.       MISCELLANEOUS PROVISIONS.

                  (a) SUCCESSORS. Subject to the Section below relating to "Assignments" and provided that the Employee may not delegate his duties hereunder without the consent of the Board, this Agreement and all rights hereunder shall inure to the benefit of, and be enforceable by, the parties' successors, assigns, personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

                  (b) NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally

                                       7.

delivered, when mailed by U.S. registered mail (return receipt requested and postage prepaid), or when telecopied. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing for income tax withholding purposes or by notice given pursuant to this Section. In the case of the Company, mailed notices shall be addressed to the corporate headquarters of URS Delaware as reflected in its most recent Report on Form 10-Q or Form 10-K filed with the U.S. Securities and Exchange Commission, directed to the attention of its Secretary. Telecopied notices shall be sent to such telephone number as the Company and the Employee may specify for such purpose.

                  (c) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                  (d) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. Effective as of the date hereof, this Agreement supersedes all prior employment agreements and severance agreements between the parties, their parents, subsidiaries and affiliates, and their respective predecessors, including without limitation the Employment Agreement entered into as of October 12, 2000 between the Employee and URS Corporation Consultants, Inc., a Delaware corporation (but not that certain Indemnification Agreement dated as of May 1, 1992 between the Company and the Employee, which remains in full force and effect).

                  (e) WITHHOLDING. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law. The Employee hereby declares under penalty of perjury that his Social Security Number is ________________. To the extent permitted by applicable law, the Company shall also be entitled to withhold from or offset against any payments under this Agreement any amounts owed by the Employee (whether or not liquidated) to any URS entity.

                  (f) CERTAIN REDUCTIONS AND OFFSETS. Notwithstanding any other provision of this Agreement to the contrary, any payments or benefits under this Agreement shall be reduced by any severance payments and benefits payable by any URS entity to the Employee under any policy, plan, program or arrangement, including, without limitation, a contract between the Employee and any URS entity.

                  (g) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California, without regard to where the Employee has his residence or principal office or where he performs his duties hereunder.

                                       8.

                  (h) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                  (i) ARBITRATION. Except as otherwise provided in the Section of this Agreement, "Certain Additional Payments," and except for any action by the Company seeking injunctive relief against the Employee, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or the Employee's employment with the Company or the terms and conditions or termination thereof, or any action or omission of any kind whatsoever in the course of or connected in any way with any relations between URS and the Employee shall be finally settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be administered by the San Francisco, California, regional office of such Association and shall be conducted at the San Francisco, California, offices of such Association or at such other location in San Francisco, California, as such Association may designate. All fees and expenses of the arbitrator and such Association shall be paid by the Company. The Company and the Employee acknowledge and agree that any and all rights they may have to resolve their claims by a jury trial are hereby expressly waived.

                  (j) NO ASSIGNMENT. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section shall be void.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                    /s/ IRWIN L. ROSENSTEIN
                                    --------------------------------------------
                                    IRWIN L. ROSENSTEIN

                                    Date: July 7, 2003

                                    URS CORPORATION,
                                    a Delaware corporation

                                    By: /s/ KENT P. AINSWORTH
                                    --------------------------------------------
                                    Name: Kent P. Ainsworth
                                    Title: Executive Vice President and
                                           Chief  Financial Officer
                                    Date: July 8, 2003

                                       9.

                                    EXHIBIT A

                                 GENERAL RELEASE

         This General Release ("Release") is executed and delivered by IRWIN L. ROSENSTEIN ("Employee") to and for the benefit of URS Corporation, a Delaware corporation, and any parent, subsidiary or affiliated corporation or related entity of URS Corporation (collectively, "URS").

         In consideration of certain payments and benefits which Employee will receive pursuant to the terms of the Employment Agreement entered into as July 1, 2003, between the Employee and URS Corporation, a Nevada corporation (the "Agreement"), the sufficiency of which Employee hereby acknowledges, Employee hereby agrees not to sue and fully, finally, completely and generally releases, absolves and discharges URS, its predecessors, successors, subsidiaries, parents, related companies and business concerns, affiliates, partners, trustees, directors, officers, agents, attorneys, servants, representatives and employees, past and present, and each of them (hereinafter collectively referred to as "Releasees") from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, arbitrations, unfair labor practice charges, wages, vacation payments, severance payments, obligations, commissions, overtime payments, workers compensation claims, debts, profit sharing or bonus claims, expenses, damages, judgments, orders and/or liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown to Employee, which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them, through the date of the Agreement ("Claims"), including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims arising out of or in any way connected to Employee's employment with or planned retirement from the Company, including any Claims based on contract, tort, wrongful discharge, fraud, breach of fiduciary duty, attorneys' fees and costs, discrimination in employment, any and all acts or omissions in contravention of any federal or state laws or statutes (including, but not limited to, federal or state securities laws, any deceptive trades practices act or any similar act in any other state and the Racketeer Influenced and Corrupt Organizations Act), and any right to recovery based on state or federal age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, union affiliation or other anti-discrimination laws, including, without limitation, Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the National Labor Relations Act, the California Fair Employment and Housing Act, and any similar act in effect in any jurisdiction applicable to Employee or the Company, all as amended, whether such claim be based upon an action filed by Employee or by a governmental agency.

         Notwithstanding the foregoing, Employee expressly does not release any Claims that may arise with respect to the specific terms of the Agreement or the Indemnification Agreement between the Company and the Employee dated as of May 1, 1992.

         Employee acknowledges and agrees that neither anything in this Release nor the offer, execution, delivery, or acceptance thereof shall be construed as an admission by Company of any kind, and this Release shall not be admissible as evidence in any proceeding except to enforce this Release.

                                       1.

         It is the intention of Employee in executing this instrument that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified, and elects to assume all risks for claims that now exist in Employee's favor, known or unknown, that are released under this Release. Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

         If any provision of this Release or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Release which can be given effect without the invalid provision or application. To this end, the provisions of this Release are severable.

         Employee represents and warrants that Employee has not heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released.

         Employee represents that he is not aware of any claims other than the claims that are released by this instrument. Employee acknowledges that he is familiar with the provisions of California Civil Code Section 1542, which states as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee, being aware of such Code section, agrees to waive any rights he may have thereunder, as well as under any other statute or common law principle of similar effect.

                PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A
                GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

         I have read and understood the foregoing General Release, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, and I accept and agree to its terms, acknowledge receipt of a copy of the same and the sufficiency of the monies and benefits described above, and hereby execute this Release voluntarily and with full understanding of its consequences.

Dated:__________________________                 _______________________________
                                                 IRWIN L. ROSENSTEIN

                                       2.